EXHIBIT 99.1

Contact: Damon Elder
(949) 270-9207
delder@ahinvestors.com

Griffin-American Healthcare REIT III Enters Agreement to Acquire Portfolio of Medical Office Buildings in New York, New Jersey, Massachusetts and Kentucky for $135 Million

IRVINE, Calif. (Oct. 21, 2014) - American Healthcare Investors and Griffin Capital Corporation, the co-sponsors of Griffin-American Healthcare REIT III, Inc., announced today that the REIT has entered into an agreement to acquire Independence Medical Office Building Portfolio, comprised of five buildings totaling approximately 461,000 square feet in New York, New York; Verona and Morristown, New Jersey; Somerville, Massachusetts; and Southgate, Kentucky for an aggregate purchase price of approximately $135 million. The acquisition is subject to customary closing conditions and the satisfaction of other requirements as detailed in the agreement.
“The acquisition of Independence Medical Office Building Portfolio will significantly expand Griffin-American Healthcare REIT III in core urban areas located near major academic and healthcare institutions,” said Danny Prosky, a principal of American Healthcare Investors and president and chief operating officer of Griffin-American Healthcare REIT III. “The portfolio is strongly aligned with major healthcare providers and is more than 96 percent occupied.”

Earlier this month, Griffin-American Healthcare REIT III also entered agreements to acquire Premier Medical Office Building, a 45,000-square-foot medical office building in Novi, Michigan for approximately $12 million, The Merion Building, a 73,000-square-foot medical office building in King of Prussia, Pennsylvania for approximately $19 million, and Mount Olympia Medical Office Building Portfolio, comprised of three medical office buildings in Columbus, Ohio; Mount Dora, Florida; and Olympia Fields, Illinois for approximately $16 million. These acquisitions are subject to customary closing conditions and the satisfaction of other requirements as detailed in the agreements.

Griffin-American has also completed a number of acquisitions since the beginning of September 2014, acquiring five healthcare-related buildings totaling more than 200,000 square feet for an aggregate purchase price of approximately $41 million. The acquisitions include three medical office buildings located in Wichita, Kansas; Lee’s Summit, Missouri; and Fort Mill, South Carolina, as well as two senior housing facilities in Batesville and Cleveland, Mississippi. Each of the buildings was acquired from unaffiliated third parties using cash on hand. As of October 15, 2014, the Griffin-American Healthcare REIT II portfolio is comprised of ten buildings acquired for an aggregate purchase price of approximately $53 million.

About American Healthcare Investors LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate, including medical office buildings, skilled nursing facilities, senior housing and hospitals. The company was founded by nationally recognized real estate investment executives Jeff Hanson, Danny Prosky and Mathieu Streiff, who have completed in excess of $18 billion in aggregate acquisition and disposition transactions during their careers, approximately $8 billion of which has been healthcare-related real estate transactions. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT III, Inc.
Griffin-American Healthcare REIT III, Inc. intends to qualify as a real estate investment trust for federal income tax purposes. Griffin-American Healthcare REIT III intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, senior housing facilities, skilled nursing facilities and hospitals. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Corporation. For more information regarding Griffin-American Healthcare REIT III, please visit www.HealthcareREIT3.com.

About Griffin Capital Corporation
Griffin Capital is a privately-owned real estate company headquartered in Los Angeles. Led by senior executives, each with more than two decades of real estate experience who have collectively closed transactions representing over $16 billion in value, Griffin Capital and affiliates have acquired or constructed over 30 million square feet of space since 1995, and currently own, manage, sponsor and/or co-sponsor an institutional-quality portfolio of approximately 27 million square feet located in 32 states and 1 million square feet located in the United Kingdom, representing approximately $5.2 billion in asset value, based on purchase price. Additional information about Griffin Capital is available at www.griffincapital.com.
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This release contains certain forward-looking statements, including statements with respect to the consummation of the acquisitions of Independence Medical Office Building Portfolio, Premier Medical Office Building, The Merion Building and Mount Olympia Medical Office Building Portfolio, as well as the occupancy of Independence Medical Office Building Portfolio. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the satisfactory completion of due diligence and other requirements to complete the acquisitions; our ability to raise sufficient funds or secure sufficient financing to fund the acquisitions; the uncertainties relating to the medical needs and local economy of the communities in and around the buildings that comprise Independence Medical Office Building Portfolio; the strength and financial condition of the buildings and tenants that comprise Independence Medical Office Building Portfolio; the uncertainties relating to changes in general economic and real estate conditions; the uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of Griffin-American Healthcare REIT III’s real estate investment strategy; and other risk factors as outlined in that company’s prospectus, as amended from time to time, and as detailed from time to time in Griffin-American Healthcare REIT III’s periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.